Exhibit 99.1

FOR IMMEDIATE RELEASE

DREAMWORKS ANIMATION REPORTS FOURTH QUARTER AND

FULL YEAR 2004 FINANCIAL RESULTS

Glendale, California – March 17, 2005 — DreamWorks Animation SKG, Inc. (NYSE:DWA), today announced financial results for its fourth quarter and full year ended December 31, 2004.

For the fourth quarter 2004, revenue totaled $495.7 million, costs of revenue were $171.7 million, and net income totaled $192.0 million or $1.99 per share on a fully diluted basis, using a weighted average share count of 96.3 million for the quarter. These results, reflecting the impact of a distribution agreement with DreamWorks Studios effective on October 1, 2004, compare to the same period in 2003 when the company recorded revenue of $134.6 million, costs of revenue of $171.3 million, and a net loss of ($36.6) million, or $(0.48) net loss per diluted share.

For the year ended December 31, 2004, revenue totaled $1.078 billion, costs of revenue were $566.2 million, and net income was $333.0 million or $4.05 per diluted share. These results incorporate the impact of the distribution agreement effective on October 1, 2004.

“Our first quarter as a public company was a great success by any measure,” said CEO Jeffrey Katzenberg. “With the tremendous performance of the Shark Tale theatrical release and the blockbuster introduction of Shrek 2 into the worldwide home video markets, we had a strong quarter, established excellent momentum, and reinforced our brand.”

Katzenberg noted that Shrek 2 generated over $360 million in revenue for the fourth quarter and totaled over $900 million in worldwide box office in 2004. In addition, Shark Tale, released domestically on October 1, 2004, generated $62 million of fourth quarter revenue and achieved worldwide box office of approximately $316 million through the end of 2004.

The company’s next film, Madagascar will be released on May 27, 2005. “We believe Madagascar is not only a great story but it also features visual imagery that is really unique for CG animation,” noted Katzenberg. “This is a release that we are very excited about and we think audiences will enjoy the same sophisticated humor and broad appeal that they have come to expect from DreamWorks Animation.”

Pro Forma Results

Pro forma results for the fourth quarter ended December 31, 2004, which assume the company’s distribution agreement with DreamWorks Studios had been in effect for the entire year, were as follows: revenue totaled $445.2 million, costs of revenues were $144.8 million and net income was $168.1 million or $1.61 per diluted share on a pro forma basis using the average weighted share count of 104.5 million shares. The difference between actual results and pro forma results is driven primarily by the recoupment of marketing and distribution costs for Shark Tale incurred in the third quarter prior to the film’s release.

Pro forma results for the year ended December 31, 2004, were as follows: revenue totaled $804.4 million, costs of revenue were $275.4 million and net income was $340.4 million, or $3.26 per diluted share on a pro forma basis using an average weighted share count of 104.5 million shares.

Both actual and pro forma results reflect several items that generally relate to the company’s separation and its October, 27th IPO including transaction costs, stock and compensation expense, and income tax related items. These include adjustments that reduced the company’s tax provision in the fourth quarter on both an actual and pro forma basis due to a number of factors related to the separation and IPO. Going forward the company anticipates an effective tax rate of approximately 38%.

In addition, the company incurred incremental expenses related to the separation and IPO including the cost for issuing of fully vested stock and restricted shares issued at the time of the IPO of approximately $21.0 million, general costs related to the separation and IPO of approximately $5 million, as well as a special all employee bonus related to the company’s IPO and strong performance in 2004 which totaled approximately $8 million. These items are included in the company’s reported SG&A in both actual and pro forma results for the fourth quarter of 2004.

These and other items related to the fourth quarter as well as certain estimates and the on-going business performance will be discussed in more detail on the company’s fourth quarter 2004 earnings conference call.

Conference Call Information

The company will discuss its fourth quarter and full year 2004 earnings results during a conference call to be held today, March 17, 2005, at 5:30 p.m. EST/2:30 p.m. PST. Investors can access the call by dialing 888-338-6461 in the U.S. and 973-935-8509 internationally or via live webcast at www.dreamworksanimation.com.

A replay of the conference call will also be available shortly after the call ends through March 31, 2005. To access the replay, dial 877-519-4471 in the U.S. and 973-341-3080 internationally and enter 5625931 as the conference ID number. The archived webcast will be available on the Company’s website at www.dreamworksanimation.com.

About DreamWorks Animation SKG

DreamWorks Animation is principally devoted to developing and producing computer generated, or CG, animated feature films. With world-class creative talent, a strong and experienced management team and advanced CG filmmaking technology and techniques, DreamWorks Animation makes high quality CG animated films meant for a broad movie-going audience. The company has theatrically released a total of twelve animated feature films, including Antz, Shrek, Shrek 2 and Shark Tale. DreamWorks Animation’s next release will be Madagascar, scheduled to open in May 2005.

Caution Concerning Forward-Looking Statements

This document includes certain forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. These statements are based on management’s current expectations or beliefs and are subject to uncertainty and changes in circumstances. Actual results may vary materially from those expressed or implied by the statements herein due to changes in economic, business, competitive, technological and/or regulatory factors, and other risks and uncertainties affecting the operation of the business of DreamWorks Animation SKG, Inc. These risks and uncertainties include: audience acceptance of our films, our dependence on the success of a limited number of releases each year, the increasing cost of producing and marketing feature films, piracy of motion pictures, the effect of rapid technological change or alternative forms of entertainment and our need to protect our proprietary technology and enhance or develop new technology. In addition, due to the uncertainties involved in the development and production of animated feature films, the release dates for the films described in this document may be delayed and the voice talent may change. For a further list and description of such risks and uncertainties, see our filings with the Securities and Exchange Commission (SEC) including our quarterly report on Form 10-Q for the third quarter of 2004 and, when filed with the SEC, our annual report on Form 10-K for fiscal year 2004. DreamWorks Animation is under no obligation to, and expressly disclaims any obligation to, update or alter its forward-looking statements, whether as a result of new information, future events, changes in assumptions or otherwise.

**FINANCIAL TABLES ATTACHED**

Contacts:

Investors	Media
Rich Sullivan	Jim Barron/Carrie Bloom
DreamWorks Animation Investor Relations	Citigate Sard Verbinnen
ir@dreamworksanimation.com	212-687-8080
dwa@sardverb.com

DreamWorks Animation SKG, Inc.

Unaudited Condensed Consolidated Balance Sheets

	December 31, 2004	December 31, 2003
	In thousands
Assets
Cash and cash equivalents	$63,134	$41
Accounts receivable, net of allowance for doubtful accounts	14,015	132,329
Receivable from affiliate	372,116	—
Receivables from employees	1,634	2,480
Film inventories	519,926	427,463
Property, plant, and equipment, net of accumulated depreciation and amortization	85,997	89,777
Deferred costs, net of accumulated amortization	3,741	1,641
Deferred taxes, net	28,231	—
Goodwill	34,216	26,462
Other assets	11,881	1,644

Total assets	$1,134,891	$681,837

Liabilities and stockholder’s and owner’s equity (deficiency)
Liabilities
Accounts payable	$4,414	$1,615
Accrued liabilities	64,499	101,993
Advances and unearned revenue	93,892	89,009
Obligations under capital leases	2,993	3,732
Debt allocated by DreamWorks Studios	—	418,379
Other debt	93,234	76,612
Subordinated debt, net of discount	45,973	—

Total liabilities	305,005	691,340
Commitments and contingencies
Non-controlling minority interest	2,941	2,941
Stockholder’s and owner’s equity (deficiency)	826,945	(12,444)

Total liabilities and stockholder’s and owner’s equity (deficiency)	$1,134,891	$681,837

DreamWorks Animation SKG, Inc.

Unaudited Condensed Consolidated Statements of Operations

	Three months ended December 31,		Year ended December 31,
	2004	2003	2004	2003
	In thousands		In thousands
Operating revenue	$495,699	$134,634	$1,078,160	$300,986
Costs of revenue	171,683	171,282	566,209	438,959

Gross profit (loss)	324,016	(36,648)	511,951	(137,973)

Selling, general and administrative expenses	41,914	6,517	73,608	29,322

Operating income (loss)	282,102	(43,165)	438,343	(167,295)

Interest expense, net of interest income	(2,174)	(2,377)	(15,402)	(12,360)
Other income (expense), net	623	12,124	385	(3,145)

Income (loss) before income taxes and cumulative effect of accounting changes	280,551	(33,418)	423,326	(182,800)

Provision for income taxes	88,542	629	90,326	1,839

Income (loss) before cumulative effect in accounting change	192,009	(34,047)	333,000	(184,639)
Cumulative effect in accounting change	—	(2,522)	—	(2,522)

Net income (loss)	$192,009	$(36,569)	$333,000	$(187,161)

Diluted per share data
Income (loss) before cumulative effect of accounting changes	$1.99	$(0.44)	$4.05	$(2.41)
Cumulative effect of accounting changes,	—	(0.03)	—	(0.03)

Net income (loss) per share - diluted	$1.99	$(0.48)	$4.05	$(2.44)

Shares used in per share calculation - diluted (1)	96,304	76,636	82,151	76,636

Unaudited pro forma statement of operations data (2)
Income (loss) before income taxes and cumulative effect of accounting changes	$280,551	$(33,418)	$423,326	$(182,800)
Pro forma provision for income taxes	98,652	629	124,642	1,839

Income (loss) before cumulative effect of accounting changes	181,899	(34,047)	298,684	(184,639)
Cumulative effect of accounting changes, net of tax	—	(2,522)	—	(2,522)

Pro forma net income (loss)	$181,899	$(36,569)	$298,684	$(187,161)

Unaudited pro forma diluted net income (loss) per share data (2)
Income (loss) before cumulative effect of accounting changes	$1.89	$(0.44)	$3.64	$(2.41)
Cumulative effect of accounting changes	—	(0.03)	—	(0.03)

Net income (loss)	$1.89	$(0.48)	$3.64	$(2.44)

Shares used in per share calculation - diluted	96,304	76,636	82,151	76,636

(1)	Unless the effects are anti-dilutive, diluted per share amounts reflect the potential reduction in earnings per share that could occur if equity based awards were exercised or converted into common stock. The number of diluted common shares for the three months and year ended December 31, 2003 are calculated assuming the number of shares of common stock outstanding immediately following the Company’s separation from DreamWorks Studios were outstanding for all periods presented, excluding because their effect would be anti-dilutive, the impact of equity based compensation awards converted at the separation that underlie 487,000 shares of Class A common stock. The number of diluted common shares for the three months and year ended December 31, 2004 are calculated assuming the number of shares of common stock outstanding immediately following the Company’s separation from DreamWorks Studios were outstanding for all periods presented, diluted by the impact of equity based compensation awards that underlie 1,418,000 and 720,000 shares for the three months and year ended December 31, 2004, respectively, of Class A common stock which assumes that equity based compensation awards converted at the separation that underlie 487,000 shares of Class A common stock were outstanding for all periods.
(2)	The unaudited pro forma consolidated statement of operations data includes pro forma adjustments for income taxes that would have been recorded if the Company had been a taxable corporation historically.

DreamWorks Animation SKG, Inc.

Unaudited Condensed Consolidated Statements of Operations

Pro Forma Adjustments

	Three months ended December 31, 2004	Year ended December 31, 2004
	In thousands	In thousands
Operating revenue	$495,699	$1,078,160
Proforma adjustments to operating revenue (1)	(50,499)	(273,763)

Pro forma operating revenue	445,200	804,397

Costs of revenue	171,683	566,209
Proforma adjustments to costs of revenue (2)	(26,859)	(290,794)

Pro forma costs of revenue	144,824	275,415

Gross profit	324,016	511,951
Total adjustments to gross profit	(23,640)	17,031

Pro forma gross profit	300,376	528,982

Selling, general and administrative expenses	41,914	73,608
Proforma adjustments to selling, general and administrative expenses (3)	—	(12,160)

Pro forma selling, general and administrative expenses	41,914	61,448

Operating income	282,102	438,343
Total adjustments to operating income	(23,640)	29,191

Pro forma operating income	258,462	467,534

Interest expense, net of interest income	(2,174)	(15,402)
Other income (expense), net	623	385

Provision for income taxes	88,542	90,326
Proforma adjustments to income taxes (4)	289	21,746

Pro forma provision for income taxes	88,831	112,072

Net income	192,009	333,000
Total adjustments to net income	(23,929)	7,445

Pro forma net income	$168,080	$340,445

Pro forma diluted net income per share (5)	$1.61	$3.26

Shares used in pro forma per share calculation - diluted	104,520	104,520

Notes To Pro Forma Unaudited Condensed Consolidated Statement of Operations

The proforma unaudited condensed consolidated statement of operations was prepared (i) as if the Distribution Agreement with Dream Works Studios which became effective on October 1, 2004 had become effective on January 1, 2004 and (ii) as if we had been taxable as a corporation since January 1, 2004 for all periods presented. The proforma unaudited condensed consolidated statement of operations are presented in addition to and in conjunction with our results presented in accordance with generally accepted accounting principles (“GAAP”). This proforma financial information should be considered as a supplement to, and not as a substitute for, revenues, gross profit, operating income, or net income calculated in accordance with GAAP.

(1)	Reflects the reduction in operating revenue that would have occurred if the Distribution Agreement had been in effect as of January 1, 2004 instead of October 1, 2004. Under the terms of the Distribution Agreement, Dream Works Studios is entitled to retain a distribution fee equal to 8.0% of revenue (without deduction for any distribution and marketing costs or third party distribution and fulfillment service fees) with respect to our films. Dream Works Studios is also entitled to recoup distribution and marketing costs out of this revenue. For the three months ended December 31, 2004 the pro forma reduction to operating revenue is $50.5 million. This primarily resulted from distribution and marketing costs incurred for Shark Tale, that were incurred prior to October 1, 2004 that would have been recouped by Dream Works Studios in the fourth quarter of 2004 if the Distribution Agreement had been in effect on January 1, 2004. For the year ended December 31, 2004, the pro forma reduction to operating revenue reflects $43.1 million for the distribution fee and $230.6 million in distribution and marketing costs that Dream Works Studios would have been entitled to recoup if the Distribution Agreement had been in effect on January 1, 2004.

(2)	The pro forma adjustment for cost of revenue for the three months ended December 31, 2004 is $26.9 million and primarily resulted from a reduction in production cost amortization for Shark Tale, as, under the individual-film forecast-computation-method, the revenue that would have been recognized in this period if the Distribution Agreement had been effective as of January 1, 2004, would have represented a lower portion of the total revenue that we would have estimated this film to ultimately produce. For the year ended December 31, 2004 the pro forma adjustment for cost of revenues reflects a reduction in distribution and marketing costs of $233.5 million, as these costs would have been borne by Dream Works Studios under the Distribution Agreement. In addition, the proforma adjustments to cost of revenues for the year ended December 31, 2004 reflects the elimination of distribution and fulfillment service fees paid to Universal Studios and CJ Entertainment, in the amount of approximately $21.5 million, as these costs are solely borne by Dream Works Studios pursuant to the Distribution Agreement. In addition the proforma adjustments to cost of revenues for the year ended December 31, 2004 reflects a decrease in production costs amortization of approximately $35.7 million, as, under the individual-film-forecast-computation-method, the revenue that we would have recognized in this period would have represented a lower proportion of the total revenue that we would have estimated our films to ultimately produce.

(3)	Reflects the elimination of overhead costs allocated to us by Dream Works Studios related to the salaries and benefits of employees in Dream Works Studios’ distribution and marketing departments, as these costs are solely borne by Dream Works Studios’ pursuant to the Distribution Agreement.

(4)	Reflects federal and state income taxes that we would have been required to pay, if any, if we had been a taxable corporation for the entire year.

(5)	Proforma diluted net income per share is calculated using the number of shares of common stock that were outstanding immediately following our separation from Dream Works Studios and our initial public offering as if such shares were outstanding for all periods presented, diluted by 1,710,000 shares of our Class A common stock equivalents that underlie the Company equity based awards issued at our separation from Dream Works Studios and our initial public offering as if such common stock equivalents were outstanding for all periods presented.